EXHIBIT 4.1
Execution Version

FIRST SUPPLEMENTAL INDENTURE
Dated as of August 19, 2013
Among
COGENT COMMUNICATIONS GROUP, INC., as the Issuer,

the Guarantors party hereto
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
(successor by merger to Wilmington Trust FSB),
as Trustee and Collateral Agent
8.375% SENIOR SECURED NOTES DUE 2018

FIRST SUPPLEMENTAL INDENTURE, dated as of August 19, 2013 (this “Supplemental Indenture”), among COGENT COMMUNICATIONS GROUP, INC. (the “Issuer”), as issuer, the Guarantors party hereto (the “Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent are party to an Indenture, dated as of January 26, 2011 (the “Base Indenture” and, together with any supplements thereto, the “Indenture”), relating to the issuance from time to time by the Issuer of senior secured notes in series;

WHEREAS, pursuant to the Base Indenture, the Issuer initially issued $175.0 million of its 8.375% Senior Secured Notes due 2018 (the “Initial Notes”);

WHEREAS, Section 9.01(10) of the Base Indenture provides that the Issuer may provide for the issuance of Additional Notes as permitted by Section 2.01 therein;

WHEREAS, the Issuer wishes to issue an additional $65.0 million of its 8.375% Senior Secured Notes due 2018 as Additional Notes (as defined in the Base Indenture) under the Base Indenture (the “Additional Securities”);

WHEREAS, in connection with the issuance of the Additional Securities, the Issuer and the Guarantors have each duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, pursuant to Sections 2.01, 2.02, 9.01 and 9.06 of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors,the Trustee and the Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Base Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Additional Notes. As of the date hereof, the Issuer will issue the Additional Securities. The Additional Securities issued pursuant to this Supplemental Indenture constitute Additional Notes issued pursuant to Sections 2.01 and 2.02 of the Base Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Base Indenture. The Additional Securities shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the Additional Securities shall be August 19, 2013, the first interest payment date with respect to the Additional Securities shall be February 15, 2014 and the Additional Securities shall accrue interest from August 15, 2013. Subject to the foregoing, the Additional Securities shall be substantially in the form of Exhibit A to the Base Indenture.

3. Aggregate Principal Amount. The aggregate principal amount of the Additional Securities that may be authenticated and delivered pursuant to this Supplemental Indenture shall be $65.0 million.

4. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE ADDITIONAL SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5. Ratification and Reaffirmation of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture (including the Guarantees contained therein) is in all respects ratified and reaffirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Neither the Trustee or the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

6. No Personal Liability of Directors, Officer, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Base Indenture, the Note Guarantees, the Security Documents, any Intercreditor Agreement or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COGENT COMMUNICATIONS GROUP, INC.

By: /s/David Schaeffer
Name: David Schaeffer
Title: President and Chief Executive Officer

COGENT COMMUNICATIONS, INC.
COGENT COMMUNICATIONS OF CALIFORNIA, INC.
COGENT COMMUNICATIONS OF D.C., INC.
COGENT COMMUNICATIONS OF FLORIDA, INC.
COGENT COMMUNICATIONS OF MARYLAND, INC.
COGENT COMMUNICATIONS OF TEXAS, INC.
COGENT IH, LLC
COGENT WG, LLC

as Guarantors

By: /s/David Schaeffer
Name: David Schaeffer
Title: President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee and Collateral Agent

By: /s/Joseph P O’Donnell
Name: Joseph P O’Donnell
Title: Vice President